                                                                     Exhibit 3.1

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                                 GOTO.COM, INC.
                             a Delaware corporation


        GoTo.com, Inc. (the "CORPORATION"), a Corporation organized and existing under the General Corporation Law of the State of Delaware (the "GENERAL CORPORATION LAW"), hereby certifies as follows:

        1. That the Corporation was originally incorporated on September 15, 1997, under the name Go2 Technologies, Inc., pursuant to the General Corporation Law.

        2. Pursuant to Sections 228, 242 and 245 of the General Corporation Law, this Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation of the Corporation and has been duly adopted by resolutions adopted by the Board of Directors of the Corporation and the holders of a majority of the Corporation's outstanding capital stock.

        3. The text of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:


                                   "ARTICLE I

        The name of the Corporation is GoTo.com, Inc.


                                   ARTICLE II

        The address of the registered office of the Corporation in the State of Delaware is 15 East North Street, Dover, County of Kent, Delaware 19901. The name of its registered agent at such address is Incorporating Services, Ltd.


                                   ARTICLE III

        The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                   ARTICLE IV



        The Corporation is authorized to issue two classes of shares to be designated, respectively, Common Stock ("COMMON STOCK") and Preferred Stock ("PREFERRED STOCK"). The total number of shares of Common Stock the Corporation shall have authority to issue is 200,000,000 with a par value of $0.0001 per share. The total number of shares of Preferred Stock the Corporation shall have authority to issue is 10,000,000 with a par value of $0.0001 per share.

        A. Common Stock. The holders of Common Stock shall be entitled to vote on each matter on which the stockholders of the Corporation shall be entitled to vote, and each holder of Common Stock shall be entitled to one vote for each share of such stock held by such holder.

        B.     Preferred Stock.

        The Board of Directors is authorized, subject to limitations prescribed by law, to provide for the issuance of the shares of Preferred in series and, by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

        The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

        (a) the number of shares constituting that series and the distinctive designation of that series;

        (b) the dividend rate on the shares of that series, whether dividends shall be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

        (c) whether that series shall have voting rights, in addition to the voting rights provided by law and, if so, the terms of such voting rights;

        (d) whether that series shall have conversion privileges and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

        (e) whether or not the shares of that series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

        (f) whether that series shall have a sinking fund for the redemption or purchase of shares of that series and, if so, the terms and amount of such sinking fund; and

        (g) the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series.

                                    ARTICLE V

        To the fullest extent permitted by the General Corporation Law as the same exists or as may hereafter be amended, a director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

        The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer, employee or agent of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director, officer, employee or agent at the request of the Corporation or any predecessor to the Corporation.

        Neither any amendment nor repeal of this Article V, nor the adoption of any provision of this Certificate inconsistent with this Article V, shall eliminate or reduce the effect of this Article V, in respect of any matter occurring, or any cause of action, suit, claim or proceeding accruing or arising or that, but for this Article V, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.


                                   ARTICLE VI

        The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate, in the manner now or hereafter prescribed by statute or this Certificate, and all rights conferred upon stockholders herein are granted subject to this reservation.

                                   ARTICLE VII

        The management of the business and the conduct of the affairs of the Corporation shall be vested in the Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed in the manner designated in the Bylaws of the Corporation.

        In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

        Elections of directors need not be by written ballot unless a stockholder demands election by written ballot at the meeting and before voting begins or unless the Bylaws of the Corporation shall so provide.


                                  ARTICLE VIII

        Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.


                                   ARTICLE IX

        Vacancies created by newly created directorships, created in accordance with the Bylaws of the Corporation, may be filled by the vote of a majority, although less than a quorum, of the directors then in office, or by a sole remaining director.


                                    ARTICLE X

        At any time following the closing of the first sale of Common Stock of the Corporation pursuant to a registration statement declared effective by the Securities and Exchange Corporation under the Securities Act of 1933, as amended, stockholders of the Corporation may not take any action by written consent in lieu of a meeting and any action contemplated by stockholders after such time must be taken at a duly called annual or special meeting of stockholders.

        The number of directors which constitute the whole Board of Directors of the Corporation shall be fixed exclusively by one or more resolution adopted from time to time by the Board of Directors. The Board of Directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. At the first annual meeting of stockholders following the date hereof, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the date hereof, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the date hereof, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

        Advance notice of new business and stockholder nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the Corporation.


                                   ARTICLE XI

        This Corporation is to have perpetual existence."


                                     * * *

        IN WITNESS WHEREOF, GoTo.com, Inc. has caused this Amended and Restated Certificate of Incorporation to be executed by its President and attested by its Secretary this __ day of ________, 1999.



                                 GOTO.COM, INC.
                                 a Delaware corporation


                                 -------------------------------------
                                 Jeffrey Brewer
                                 President



Attest:


---------------------------------
Todd Tappin
Secretary